Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Elise A. Garofalo
Director of Investor Relations
302-778-8227

GrafTech Wins Second R&D 100 Award For Electronic Thermal Management Innovation

        Wilmington, DE- July 27,2004- GrafTech International Ltd. (NYSE: GTI) today announced that, for the second consecutive year, a newly developed and commercially available product from its eGRAF® electronic thermal management product line was recognized by R&D Magazine as one of the most technologically significant products introduced globally over the last year.

        This prestigious award recognizes GTI’s eGRAF’s SpreaderShield™ product, a newly patented technology in electronics cooling. eGRAF SpreaderShield products are flexible and lightweight with superior thermal management properties that uniquely spread heat throughout electronic devices. eGRAF SpreaderShield products are used in a wide range of electronic applications from notebook computers to flat panel displays, DVD cameras and cell phones. eGRAF SpreaderShield products are 30% lighter than aluminum and 80% lighter than copper, traditional heat spreader materials used in today’s mobile electronics.

        Craig Shular, Chief Executive Officer of GTI, commented, “We feel privileged in joining a very small and select group of organizations who have achieved this level of technological success for two consecutive years and we are very proud to accept this 2004 award in recognition of our new eGRAF thermal management product. We are pleased with the progress this business team is making and the success it is enabling for our customers in a wide range of applications in fast growing end markets.”

        eGRAF SpreaderShield products are being used in the Sony x505 notebook computer, the thinnest and lightest laptop sold in the marketplace today, weighing less than 2 pounds. The Sony x505 is the first, latest generation laptop that does not require a heat pipe, fan or even air vents. eGRAF SpreaderShield products were critical to the successful design of this laptop.

        The R&D 100 Awards were established in 1963 and provide a mark of excellence known to industry, government, and academia as proof that the selected product is one of the most innovative ideas of the year. The criteria for the R&D 100 Award is demonstrable technological significance compared with competing products and technologies. This means that the product should exhibit orders of magnitude of improvement over existing products. In the past, the R&D Awards have recognized many significant products including the automated teller machine, the fax machine, the digital wristwatch, the Kodak Photo CD and HDTV.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 60 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

        NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We have no duty to update such statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include risks and uncertainties detailed in our filings with the SEC.